SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-A/A
                                (Amendment No. 2)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             HAWAIIAN AIRLINES, INC.
             (Exact name of registrant as specified in its charter)


               HAWAII                                            99-0042880
(State of incorporation or organization)                       (IRS Employer
                                                             Identification No.)

   3375 Koapaka Street, Suite G350                               96819-1869
             Honolulu, HI                                        (Zip code)
(Address of principal executive offices)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please check the following box [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following box [ ]

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class                            Name of each exchange on which
to be so registered                            each class is to be registered
-------------------                            ------------------------------
Preferred Stock Purchase Rights                American Stock Exchange, Inc.
                                               Pacific Exchange Inc.


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      None

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                                                                               2


ITEM 1.           DESCRIPTION OF SECURITIES TO BE REGISTERED.

                  On December 1, 1994, the Board of Directors of Hawaiian Airlines, Inc. (the "Registrant") authorized adoption of a shareholder rights plan pursuant to which one preferred stock purchase right (a "Right") is attached to each share of Common Stock, par value $.01 per share, of the Registrant.

                  All Rights were issued pursuant to, and are subject to the terms and conditions of, the Rights Agreement, dated as of December 23, 1994 (as amended by Amendments 1 and 2 thereto, the "Rights Agreement") by and between the Registrant and its Rights Agent (currently ChaseMellon Shareholders Services, L.L.C., as successor to Chemical Trust Company of California). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

                  On May 21, 1998, the Board of Directors of the Registrant amended the Rights Agreement to provide that the definition of a "10% Shareholder" shall exclude any Person that the Board of Directors of the Registrant has determined is not a 10% Shareholder, if such determination is prior to the 10th Business Day following the relevant 10% Ownership Date; provided that, following such determination, such person shall be deemed to be a 10% Shareholder upon a public announcement, by the Registrant or otherwise, including, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, that such person has acquired any additional Voting Shares of the Registrant. If, at such time, such Person, together with all Affiliates and Associates of such Person, shall beneficially own 10% or more of the Voting Shares of the Registrant then outstanding.

ITEM 2.           EXHIBITS.

                  Exhibit No.

                  1. Rights Agreement dated as of December 23, 1994, by and between the Registrant and the Rights Agent*

                  2. Amendment No. 1 to Rights Agreement dated as of December 23, 1994, by and between the Registrant and the Rights Agent*

                  3. Amendment No. 2 to Rights Agreement dated as of December 23, 1994, by and between the Registrant and the Rights Agent*

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                                                                               3

                  4. Amendment No. 3 to Rights Agreement dated as of December 23, 1994, by and between the Registrant and the Rights Agent

-----------------------
*Previously filed.

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                                                                               4

                                   SIGNATURES


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                            HAWAIIAN AIRLINES, INC.
                                            (Registrant)


Dated: May 21, 1998                         By: /s/ John L. Garibaldi
                                            -------------------------
                                            John L. Garibaldi
                                            Executive Vice President
                                            And Chief Financial Officer

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                                                                               5

                                  EXHIBIT INDEX


Exhibit No.
-----------

1. Rights Agreement dated as of December 23, 1994, by and between the Registrant and the Rights Agent*

2. Amendment No. 1 to Rights Agreement dated as of December 23, 1994, by and between the Registrant and the Rights Agent*

3. Amendment No. 2 to Rights Agreement dated as of December 23, 1994, by and between the Registrant and the Rights Agent*

4. Amendment No. 3 to Rights Agreement dated as of December 23, 1994, by and between the Registrant and the Rights Agent


----------------------
*Previously filed.